Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record Fourth Quarter and Full-Year1 2023 Results,
Introduces 2024 Outlook and Enhanced Capital Allocation Strategy, Including a Reduced Leverage Target, $1.5 Billion of Share Repurchases and 10% Increase to Dividend
STAMFORD, Conn. – January 24, 2024 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter of 2023 and reported its full-year results on Form 10-K. The company also announced its full-year 2024 guidance and an enhanced capital allocation strategy focused on balancing growth and returns to drive shareholder value that includes a lower targeted full-cycle leverage range, its intention to repurchase $1.5 billion of common stock in 2024 and a 10% increase in its dividend per share.
Fourth Quarter 2023 Highlights
•Total revenue of $3.728 billion, including rental revenue2 of $3.119 billion.
•Net income of $679 million, at a margin3 of 18.2%. GAAP diluted earnings per share of $10.01, and adjusted EPS4 of $11.26.
•Adjusted EBITDA4 of $1.809 billion, at a margin3 of 48.5%.
•Year-over-year, fleet productivity5 increased 0.3% as reported and 2.4% on a pro forma5 basis.
•Full-year net cash provided by operating activities of $4.704 billion; free cash flow4 of $2.306 billion, including gross payments for purchases of rental equipment of $3.714 billion.
•Full-year gross rental capital expenditures of $3.508 billion.
•Returned $1.406 billion to shareholders for the full-year, comprised of $1.000 billion via share repurchases and $406 million via dividends paid.
•Year-end net leverage ratio6 of 1.6x, with total liquidity6 of $3.330 billion.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “We entered 2023 with the goal of raising the bar and I’m incredibly pleased with the team’s performance. Our fourth quarter results capped a year of new records across revenue, profits, and returns driven by a relentless commitment to serving our customers, while staying laser focused on safety and operational excellence.”
Flannery continued, “We are now excited to deliver on the growth we expect in 2024, supported by our strength on large projects. Our guidance reflects the opportunities we see across our business as we leverage our competitive advantages to support our customers and outpace the market. We continue to execute on our long-held strategy to deliver profitable growth, strong free cash flow and exceptional returns. Our new leverage targets and 2024 capital allocation plans are further evidence of our commitment to driving shareholder value.”
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1.A discussion of the company’s full-year 2023 results of operations is included in its Annual Report on Form 10-K filed with the SEC.
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
5.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. The company acquired Ahern Rentals, Inc. ("Ahern Rentals") in December 2022. Pro forma results reflect the combination of United Rentals and Ahern Rentals for all periods presented. See the table below for more information.
6.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2024 Outlook

The company provided the following outlook for 2024.

	2024 Outlook	2023 Actual
Total revenue	$14.650 billion to $15.150 billion	$14.332 billion
Adjusted EBITDA[7]	$6.900 billion to $7.150 billion	$6.857 billion
Net rental capital expenditures after gross purchases	$1.900 billion to $2.200 billion, after gross purchases of $3.400 billion to $3.700 billion	$1.934 billion net, $3.508 billion gross
Net cash provided by operating activities	$4.150 billion to $4.750 billion	$4.704 billion
Free cash flow excluding merger and restructuring related payments[8]	$2.000 billion to $2.200 billion	$2.314 billion
Summary of Fourth Quarter 2023 Financial Results
•Rental revenue for the quarter increased 13.5% year-over-year to a fourth quarter record of $3.119 billion, reflecting broad-based strength of demand across the company's end-markets and the impact of the Ahern Rentals acquisition. Fleet productivity increased 0.3% year-over-year, while average original equipment at cost (“OEC”) increased 15.1%. On a pro forma basis, rental revenue increased 7.6% year-over-year, supported by a 6.9% increase in average OEC and a 2.4% increase in fleet productivity.
•Used equipment sales in the quarter increased 7.1% year-over-year. Used equipment sales generated $438 million of proceeds at a GAAP gross margin of 50.0% and an adjusted gross margin9 of 55.3%, compared to $409 million at a GAAP gross margin of 58.9% and an adjusted gross margin of 61.6% for the same period last year. The year-over-year declines in the GAAP and adjusted gross margins primarily reflect the expected normalization of the used equipment market and the impact of sales of equipment acquired in the Ahern Rentals acquisition. Average fleet age was 52.4 months as of December 31, 2023.
•Net income for the quarter increased 6.3% year-over-year to $679 million, while net income margin decreased 120 basis points to 18.2%. Net income was a fourth quarter record excluding the fourth quarter of 2017, which included a one-time net income benefit associated with the enactment of the Tax Cuts and Jobs Act of 2017. On a pro forma basis, fourth quarter net income margin declined 40 basis points. The decrease in the company's reported net income margin was primarily driven by the impact of the Ahern Rentals acquisition on rental and used equipment gross margins, and higher interest expense, partially offset by reductions in selling, general and administrative ("SG&A") and income tax expenses as a percentage of revenue. While the effective income tax rate of 24.7% for the quarter decreased 390 basis points year-over-year, primarily due to the settlement in the fourth quarter 2022 of non-recurring prior year tax adjustments, the full-year effective income tax rate was largely flat year-over-year at 24.5%.
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7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Free cash flow excludes merger and restructuring related payments, which cannot be reasonably predicted for the 2024 outlook. Merger and restructuring related payments were $8 million in 2023.
9.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($23 million and $11 million for the three months ended December 31, 2023 and 2022, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•Adjusted EBITDA for the quarter increased 9.8% year-over-year to a fourth quarter record of $1.809 billion, while adjusted EBITDA margin decreased 150 basis points to 48.5%. On a pro forma basis, fourth quarter adjusted EBITDA margin decreased 90 basis points year-over-year, including the impact of used equipment sales and ongoing integration costs. The decrease in the company's reported adjusted EBITDA margin primarily reflected the impact of Ahern Rentals on gross margin from rental revenue (excluding depreciation and stock compensation expense) and adjusted gross margin from used equipment sales, partially offset by reduced SG&A expense as a percentage of revenue.
•General rentals segment rental revenue increased 13.1% year-over-year, including the impact of the Ahern Rentals acquisition, to a fourth quarter record of $2.289 billion. On a pro forma basis, fourth quarter rental revenue for general rentals increased 5.2% year-over-year. Rental gross margin decreased by 250 basis points year-over-year to 39.1%, including the impact of the Ahern Rentals acquisition. On a pro forma basis, fourth quarter rental gross margin declined 140 basis points year-over-year due, on net, to the impact of higher depreciation expense related to the Ahern Rentals acquisition.
•Specialty rentals segment rental revenue increased 14.6% year-over-year to a fourth quarter record of $830 million. Rental gross margin decreased by 210 basis points year-over-year to 47.2%, primarily due to a higher proportion of revenue from certain lower margin ancillary revenues, and increases in certain operating expenses, in 2023. For the full year, rental gross margin increased by 50 basis points year-over-year to 48.9%.
•Cash flow from operating activities increased 6.1% year-over-year to $4.704 billion for the full-year, and free cash flow, including merger and restructuring related payments, increased 30.7%, from $1.764 billion to $2.306 billion. The increase in free cash flow was mainly due to lower payments for net rental capital expenditures, which decreased $331 million year-over-year, and increased cash flow from operating activities.
•Capital management. The company's net leverage ratio was 1.6x at December 31, 2023, as compared to 2.0x at December 31, 2022. As part of its enhanced capital allocation strategy, as described more fully below, the company has lowered its targeted full-cycle leverage range to 1.5x-2.5x, from 2.0x-3.0x. In 2023, the company repurchased $1.00 billion10 of common stock under its existing $1.25 billion10 share repurchase program and paid dividends totaling $406 million. The company expects to complete the existing $1.25 billion share repurchase program in the first quarter of 2024 and then commence the new $1.5 billion10 share repurchase program discussed below. Together, these authorizations will support the company's plan to repurchase a total of $1.5 billion of common stock in 2024. Additionally, the company's Board of Directors is increasing the company's quarterly dividend by 10% and has declared a quarterly dividend of $1.63 per share, payable on February 28, 2024 to stockholders of record on February 14, 2024.
•Total liquidity was $3.330 billion as of December 31, 2023, including $363 million of cash and cash equivalents.
•Return on invested capital (ROIC)11 increased 90 basis points year-over-year, and decreased 10 basis points sequentially, to 13.6% for the 12 months ended December 31, 2023.
Share Repurchase Program
On January 24, 2024, the company's Board of Directors authorized a new $1.5 billion share repurchase program that is expected to be completed by the end of the first quarter of 2025. The company plans to begin repurchases under the program during the first quarter of 2024, following completion of its existing $1.25 billion share repurchase program. In total, the company intends to complete $1.5 billion of share repurchases in 2024, with the remaining $250 million of the new authorization carried into 2025.
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10.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. The repurchases noted above (as well as the total program sizes) do not include the excise tax, which totaled $8 million for the year ended December 31, 2023.
11.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Enhanced Capital Allocation Strategy
In January 2024, the company's Board of Directors approved an enhanced capital allocation strategy that remains focused on balancing growth and returns. The company’s new balance sheet strategy includes lowering its targeted full-cycle leverage range to 1.5x-2.5x from the range of 2.0x-3.0x adopted in 2019. The company’s net leverage ratio was 1.6x as of December 31, 2023.
Matthew Flannery, chief executive officer of United Rentals, said, "After thorough evaluation over the last year, including cost-benefit analysis of the balance sheet strategy we introduced in 2019, we are very pleased to be introducing our updated strategy that we expect will serve both our company and our investors well. This change remains consistent with other actions we’ve taken to deploy our capital with a balanced approach to growing our business, while also improving our financial strength and flexibility with the ultimate goal of driving shareholder value.”
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, January 25, 2024, at 8:30 a.m. Eastern Time. The conference call number is 800-420-1271 (international: 785-424-1222). The replay number for the call is 402-220-2689. The passcode for both the conference call and replay is 80065. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption of debt securities. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.

Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,504 rental locations in North America, 38 in Europe, 23 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 26,300 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,800 classes of equipment for rent with a total original cost of $20.66 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, increased interest rates, supply chain constraints, potential trade wars and sanctions and other measures imposed in response to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and time utilization we achieve being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction in government spending; (7) trends in oil and natural gas, including significant increases in the prices of oil or natural gas, could adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness, which requires us to use a substantial amount of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions in our information technology systems; (27) risks related to climate change and climate change regulation; (28) risks related to our environmental and social goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (33) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (34) the outcome or other potential consequences of regulatory and investigatory matters and litigation; (35) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (36) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues:
Equipment rentals	$3,119	$2,747	$12,064	$10,116
Sales of rental equipment	438	409	1,574	965
Sales of new equipment	52	39	218	154
Contractor supplies sales	36	32	146	126
Service and other revenues	83	69	330	281
Total revenues	3,728	3,296	14,332	11,642
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,236	1,057	4,900	4,018
Depreciation of rental equipment	595	491	2,350	1,853
Cost of rental equipment sales	219	168	788	399
Cost of new equipment sales	42	31	179	124
Cost of contractor supplies sales	21	18	99	84
Cost of service and other revenues	53	43	203	168
Total cost of revenues	2,166	1,808	8,519	6,646
Gross profit	1,562	1,488	5,813	4,996
Selling, general and administrative expenses	393	378	1,527	1,400
Restructuring charge	4	—	28	—
Non-rental depreciation and amortization	102	86	431	364
Operating income	1,063	1,024	3,827	3,232
Interest expense, net	161	132	635	445
Other income, net	—	(3)	(19)	(15)
Income before provision for income taxes	902	895	3,211	2,802
Provision for income taxes	223	256	787	697
Net income	$679	$639	$2,424	$2,105
Diluted earnings per share	$10.01	$9.15	$35.28	$29.65
Dividends declared per share (1)	$1.48	$—	$5.92	$—
(1)In January 2023, our Board of Directors approved our first-ever quarterly dividend program (accordingly, there were no dividends declared during 2022).

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$363	$106
Accounts receivable, net	2,230	2,004
Inventory	205	232
Prepaid expenses and other assets	135	381
Total current assets	2,933	2,723
Rental equipment, net	14,001	13,277
Property and equipment, net	903	839
Goodwill	5,940	6,026
Other intangible assets, net	670	452
Operating lease right-of-use assets	1,099	819
Other long-term assets	43	47
Total assets	$25,589	$24,183
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,465	$161
Accounts payable	905	1,139
Accrued expenses and other liabilities	1,267	1,145
Total current liabilities	3,637	2,445
Long-term debt	10,053	11,209
Deferred taxes	2,701	2,671
Operating lease liabilities	895	642
Other long-term liabilities	173	154
Total liabilities	17,459	17,121
Common stock	1	1
Additional paid-in capital	2,650	2,626
Retained earnings	11,672	9,656
Treasury stock	(5,965)	(4,957)
Accumulated other comprehensive loss	(228)	(264)
Total stockholders’ equity	8,130	7,062
Total liabilities and stockholders’ equity	$25,589	$24,183

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Cash Flows From Operating Activities:
Net income	$679	$639	$2,424	$2,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	697	577	2,781	2,217
Amortization of deferred financing costs and original issue discounts	3	4	14	13
Gain on sales of rental equipment	(219)	(241)	(786)	(566)
Gain on sales of non-rental equipment	(5)	(3)	(21)	(9)
Insurance proceeds from damaged equipment	(8)	(7)	(38)	(32)
Stock compensation expense, net	22	32	94	127
Restructuring charge	4	—	28	—
Loss on repurchase/redemption of debt securities	—	—	—	17
(Decrease) increase in deferred taxes	(53)	407	35	537
Changes in operating assets and liabilities, net of amounts acquired:
Decrease (increase) in accounts receivable	87	(68)	(167)	(329)
(Increase) decrease in inventory	(3)	8	19	(25)
Decrease (increase) in prepaid expenses and other assets	98	(234)	281	(164)
(Decrease) increase in accounts payable	(30)	(28)	(45)	304
Increase in accrued expenses and other liabilities	142	165	85	238
Net cash provided by operating activities	1,414	1,251	4,704	4,433
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(636)	(980)	(3,714)	(3,436)
Payments for purchases of non-rental equipment and intangible assets	(89)	(72)	(356)	(254)
Proceeds from sales of rental equipment	438	409	1,574	965
Proceeds from sales of non-rental equipment	14	9	60	24
Insurance proceeds from damaged equipment	8	7	38	32
Purchases of other companies, net of cash acquired	(168)	(2,017)	(574)	(2,340)
Purchases of investments	(4)	(2)	(4)	(7)
Net cash used in investing activities	(437)	(2,646)	(2,976)	(5,016)
Cash Flows From Financing Activities:
Proceeds from debt	1,858	4,666	8,576	9,885
Payments of debt	(2,399)	(3,215)	(8,574)	(8,241)
Payments of financing costs	—	(15)	—	(24)
Common stock repurchased, including tax withholdings for share based compensation (1)	(264)	(10)	(1,070)	(1,068)
Dividends paid	(101)	—	(406)	—
Net cash (used in) provided by financing activities	(906)	1,426	(1,474)	552
Effect of foreign exchange rates	8	(1)	3	(7)
Net increase (decrease) in cash and cash equivalents	79	30	257	(38)
Cash and cash equivalents at beginning of period	284	76	106	144
Cash and cash equivalents at end of period	$363	$106	$363	$106
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$104	$31	$493	$326
Cash paid for interest	119	67	614	406

(1)See above for a discussion of our share repurchase program. The common stock repurchases include i) shares repurchased pursuant to share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended December 31, 2023
Actual	15.1%	(1.5)%	0.3%	(0.4)%	13.5%
Pro forma (4)	6.9%	(1.5)%	2.4%	(0.2)%	7.6%
Year Ended December 31, 2023
Actual	21.9%	(1.5)%	(0.7)%	(0.4)%	19.3%
Pro forma (4)	10.4%	(1.5)%	2.8%	(0.4)%	11.3%

Please refer to our Fourth Quarter 2023 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).
(4)We completed the acquisition of Ahern Rentals in December 2022. The pro forma information includes the standalone, pre-acquisition results of Ahern Rentals.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

Segment equipment rentals revenue, gross profit and gross margin are presented in the tables below. We completed the acquisition of Ahern Rentals in December 2022. The pro forma information includes the standalone, pre-acquisition results of Ahern Rentals.

	Three Months Ended
	December 31,
	2023	2022	2022	2022	Change	Change
	As reported	As reported	Ahern Rentals	Pro forma	As reported	Pro forma
General Rentals
Reportable segment equipment rentals revenue	$2,289	$2,023	$152	$2,175	13.1%	5.2%
Reportable segment equipment rentals gross profit	896	842	39	881	6.4%	1.7%
Reportable segment equipment rentals gross margin	39.1%	41.6%	25.7%	40.5%	(250) bps	(140) bps
Specialty
Reportable segment equipment rentals revenue	$830	$724	$—	$724	14.6%	14.6%
Reportable segment equipment rentals gross profit	392	357	—	357	9.8%	9.8%
Reportable segment equipment rentals gross margin	47.2%	49.3%	—%	49.3%	(210) bps	(210) bps
Total United Rentals
Total equipment rentals revenue	$3,119	$2,747	$152	$2,899	13.5%	7.6%
Total equipment rentals gross profit	1,288	1,199	39	1,238	7.4%	4.0%
Total equipment rentals gross margin	41.3%	43.6%	25.7%	42.7%	(230) bps	(140) bps

	Year Ended
	December 31,
	2023	2022	2022	2022	Change	Change
	As reported	As reported	Ahern Rentals	Pro forma	As reported	Pro forma
General Rentals
Reportable segment equipment rentals revenue	$8,803	$7,345	$721	$8,066	19.9%	9.1%
Reportable segment equipment rentals gross profit	3,219	2,905	141	3,046	10.8%	5.7%
Reportable segment equipment rentals gross margin	36.6%	39.6%	19.6%	37.8%	(300) bps	(120) bps
Specialty
Reportable segment equipment rentals revenue	$3,261	$2,771	$—	$2,771	17.7%	17.7%
Reportable segment equipment rentals gross profit	1,595	1,340	—	1,340	19.0%	19.0%
Reportable segment equipment rentals gross margin	48.9%	48.4%	—%	48.4%	50 bps	50 bps
Total United Rentals
Total equipment rentals revenue	$12,064	$10,116	$721	$10,837	19.3%	11.3%
Total equipment rentals gross profit	4,814	4,245	141	4,386	13.4%	9.8%
Total equipment rentals gross margin	39.9%	42.0%	19.6%	40.5%	(210) bps	(60) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Numerator:
Net income available to common stockholders	$679	$639	$2,424	$2,105
Denominator:
Denominator for basic earnings per share—weighted-average common shares	67.6	69.4	68.5	70.7
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.2	0.4	0.2	0.3
Denominator for diluted earnings per share—adjusted weighted-average common shares	67.8	69.8	68.7	71.0
Diluted earnings per share	$10.01	$9.15	$35.28	$29.65

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION
We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities. See below for further detail on each special item. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Earnings per share - GAAP, as reported	$10.01	$9.15	$35.28	$29.65
After-tax (1) impact of:
Merger related intangible asset amortization (2)	0.52	0.39	2.33	1.79
Impact on depreciation related to acquired fleet and property and equipment (3)	0.44	0.08	1.65	0.56
Impact of the fair value mark-up of acquired fleet (4)	0.25	0.12	1.17	0.29
Restructuring charge (5)	0.04	—	0.31	—
Asset impairment charge (6)	—	—	—	0.03
Loss on repurchase/redemption of debt securities (7)	—	—	—	0.18
Earnings per share - adjusted	$11.26	$9.74	$40.74	$32.50
Tax rate applied to above adjustments (1)	25.2%	25.3%	25.3%	25.3%

(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition). The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(3)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(5)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, and this program was completed in the fourth quarter of 2023. There are no open restructuring programs as of December 31, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $380 million under our restructuring programs.
(6)Reflects write-offs of leasehold improvements and other fixed assets.
(7)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income	$679	$639	$2,424	$2,105
Provision for income taxes	223	256	787	697
Interest expense, net	161	132	635	445
Depreciation of rental equipment	595	491	2,350	1,853
Non-rental depreciation and amortization	102	86	431	364
EBITDA	$1,760	$1,604	$6,627	$5,464
Restructuring charge (1)	4	—	28	—
Stock compensation expense, net (2)	22	32	94	127
Impact of the fair value mark-up of acquired fleet (3)	23	11	108	27
Adjusted EBITDA	$1,809	$1,647	$6,857	$5,618
Net income margin	18.2%	19.4%	16.9%	18.1%
Adjusted EBITDA margin	48.5%	50.0%	47.8%	48.3%

(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, and this program was completed in the fourth quarter of 2023. There are no open restructuring programs as of December 31, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $380 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$1,414	$1,251	$4,704	$4,433
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(4)	(14)	(13)
Gain on sales of rental equipment	219	241	786	566
Gain on sales of non-rental equipment	5	3	21	9
Insurance proceeds from damaged equipment	8	7	38	32
Restructuring charge (1)	(4)	—	(28)	—
Stock compensation expense, net (2)	(22)	(32)	(94)	(127)
Loss on repurchase/redemption of debt securities (4)	—	—	—	(17)
Changes in assets and liabilities	(80)	40	107	(151)
Cash paid for interest	119	67	614	406
Cash paid for income taxes, net	104	31	493	326
EBITDA	$1,760	$1,604	$6,627	$5,464
Add back:
Restructuring charge (1)	4	—	28	—
Stock compensation expense, net (2)	22	32	94	127
Impact of the fair value mark-up of acquired fleet (3)	23	11	108	27
Adjusted EBITDA	$1,809	$1,647	$6,857	$5,618
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, and this program was completed in the fourth quarter of 2023. There are no open restructuring programs as of December 31, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $380 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(4)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
($ in millions, except footnotes)
The pro forma information below reflects the combination of United Rentals and Ahern Rentals. Prior to the acquisition, Ahern Rentals management used different EBITDA and adjusted EBITDA definitions than those used by United Rentals. The information below reflects the historical information for Ahern Rentals presented in accordance with United Rentals’ definitions of EBITDA and adjusted EBITDA. See below for further detail on each adjusting item. The management of Ahern Rentals historically did not view EBITDA and adjusted EBITDA as liquidity measures, and accordingly the information required to reconcile these measures to the statement of cash flows is unavailable to the company. The table below provides a calculation of as-reported and pro forma net income and EBITDA and adjusted EBITDA.

	Three Months Ended				Year Ended
	December 31,				December 31,
	2023	2022	2022	2022	2023	2022	2022	2022
	As reported	As reported	Ahern Rentals	Pro forma	As reported	As reported	Ahern Rentals	Pro forma
Net income	$679	$639	$7	$646	$2,424	$2,105	$2	$2,107
Provision for income taxes	223	256	—	256	787	697	—	697
Interest expense, net	161	132	11	143	635	445	53	498
Depreciation of rental equipment	595	491	15	506	2,350	1,853	84	1,937
Non-rental depreciation and amortization	102	86	4	90	431	364	22	386
EBITDA	$1,760	$1,604	$37	$1,641	$6,627	$5,464	$161	$5,625
Restructuring charge (1)	4	—	—	—	28	—	—	—
Stock compensation expense, net (2)	22	32	—	32	94	127	—	127
Impact of the fair value mark-up of acquired fleet (3)	23	11	—	11	108	27	—	27
Ahern Rentals adjustments (4)	—	—	30	30	—	—	135	135
Adjusted EBITDA	$1,809	$1,647	$67	$1,714	$6,857	$5,618	$296	$5,914
Net income margin	18.2%	19.4%	4.0%	18.6%	16.9%	18.1%	0.2%	16.9%
Adjusted EBITDA margin	48.5%	50.0%	38.7%	49.4%	47.8%	48.3%	35.8%	47.4%
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, and this program was completed in the fourth quarter of 2023. There are no open restructuring programs as of December 31, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $380 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(4)Includes various adjustments reflected in historic adjusted EBITDA for Ahern Rentals, primarily representing (1) lease costs associated with equipment that has been purchased by United Rentals (after purchase, the associated expense would be recognized as depreciation which is excluded in the EBITDA calculation) and (2) costs that do not relate to the combined entity (such as legal costs incurred by Ahern Rentals related to a particular lawsuit, certain freight costs to move equipment from closed locations in excess of normal operating movement, costs related to an attempted financing, and exit costs on lease terminations).

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$1,414	$1,251	$4,704	$4,433
Payments for purchases of rental equipment	(636)	(980)	(3,714)	(3,436)
Payments for purchases of non-rental equipment and intangible assets	(89)	(72)	(356)	(254)
Proceeds from sales of rental equipment	438	409	1,574	965
Proceeds from sales of non-rental equipment	14	9	60	24
Insurance proceeds from damaged equipment	8	7	38	32
Free cash flow (1)	$1,149	$624	$2,306	$1,764

(1)Free cash flow included aggregate merger and restructuring related payments of $2 million and $1 million for the three months ended December 31, 2023 and 2022, respectively, and $8 million and $4 million for the years ended December 31, 2023 and 2022, respectively.

The table below provides a reconciliation between 2024 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$4,150-$4,750
Payments for purchases of rental equipment	$(3,300)-$(3,800)
Proceeds from sales of rental equipment	$1,400-$1,600
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(250)-$(350)
Free cash flow excluding merger and restructuring related payments	$2,000- $2,200